Exhibit 99.1

NEWS RELEASE MEDIA CONTACT Robin J. Lampe Phone: 785.856.9350 INVESTOR CONTACT Darius G. Nevin Phone: 785.856.9368

PROTECTION ONE ANNOUNCES THIRD QUARTER 2009 FINANCIAL RESULTS

Operating Income Improves $10.7 Million

Adjusted EBITDA Increases 17.6%

Conference call scheduled for 10 a.m. Eastern time today to review results

LAWRENCE, Kan., Nov. 6, 2009 – Protection One, Inc. (Nasdaq:PONE), one of the largest electronic security companies in the United States, today reported financial results for the third quarter ended September 30, 2009.  All comparisons below are to the third quarter ended September 30, 2008, unless otherwise indicated.

Commenting on the results, Richard Ginsburg, Protection One’s president and chief executive officer, said, “Our more efficient cost structure and improved operations enabled us again to deliver significant improvements in operating income and adjusted EBITDA in the third quarter of 2009 while further reducing net debt.  With the catalyst of more profitable monitoring and service delivery, lower general and administrative costs, improved Retail attrition, and less investment creating new customers, operating income increased $10.7 million and adjusted EBITDA increased 17.6% over the third quarter of last year.  After several quarters of decreasing net losses, we operated at close to breakeven on a net income basis.  We also generated cash during the quarter, reducing net debt by $11.0 million.

“In this economic environment, the resiliency of our business model, based on high margin recurring revenues and investment flexibility, is evident in our results.  We plan to continue investing selectively in new residential customers while enhancing our commercial sales force in anticipation of expanding opportunities in commercial markets as the economy improves.  This emphasis on markets where we have a competitive advantage is consistent with our plan to maximize our strong and sustainable cash flows to provide meaningful deleveraging and shareholder value creation.”

Adjusted EBITDA, Recurring Monthly Revenue (“RMR”), and Net Debt, as described in this release, are all non-GAAP financial measures and are described in greater detail in the attached schedules.  Please also see the attached schedules for a reconciliation of these non-GAAP measures.

Third Quarter Results

In the third quarter of 2009, consolidated revenue decreased by 1.6% to $92.6 million.  An increase in Wholesale monitoring revenue was exceeded slightly by a decline in Retail and Multifamily monitoring and service revenue.

Operating income increased to $11.7 million from $0.9 million in the third quarter of 2009 primarily due to a reduction in net costs incurred in Retail customer acquisition activities and lower amortization and depreciation expense.  General and administrative expenses also declined due to lower labor and related benefit costs.

Principally because of higher operating income, the Company’s net loss in the third quarter improved to ($0.1) million, or less than $(0.01) per share, from a net loss of $(11.1) million, or $(0.44) per share, during the same period in 2008.

Non-GAAP Results

Adjusted EBITDA

Adjusted EBITDA improved 17.6% to $31.9 million from $27.1 million in the third quarter of 2008.  Lower net costs incurred in Retail customer acquisition activities and reductions in general and administrative costs were the principal drivers.  In addition, we were able to more than offset the decline in monitoring and related services revenue with reductions in monitoring and related services costs.  Monitoring and related services margin has improved to 72.9% from 70.7% in our Retail segment due to the centralization of customer care and field technical support functions completed at the end of 2008. On the Wholesale side, the margin has improved to 46.2% from 42.8% due to a more efficient operating structure from the consolidation earlier this year of its monitoring centers onto a common monitoring and billing platform.

Net Debt

During the third quarter of 2009, the Company’s Net Debt decreased $11.0 million to $442.5 million for a total decrease in Net Debt of $41.2 million since December 31, 2008.  The Company’s total debt and capital leases, excluding debt premiums, was $519.1 million as of September 30, 2009, compared to $522.6 million as of December 31, 2008, but its cash and cash equivalents have increased to $76.6 million at September 30, 2009 from $38.9 million at December 31, 2008.

The Company is in discussions with existing lenders under its credit facility to extend the maturity date and amend certain other terms of the facility. The Company is also discussing with its existing lenders and potential new lenders the possibility of increasing the size of the term loan facility by up to $75 million (for aggregate term loans of $364.5 million).  The additional proceeds, together with available cash, would be used to redeem the $115.3 million of Senior Secured Notes due November 15, 2011. The Company can give no assurance that it will be successful in completing this refinancing on terms acceptable to the Company or at all and the Company does not intend to provide updates or make any further comment until the outcome of the process is determined.

Recurring Monthly Revenue and Attrition

The Company’s Retail reporting unit ended the third quarter of 2009 with RMR of $20.2 million, or 1.8% lower than one year earlier.  Annualized net Retail attrition in the third quarter of 2009 improved to 10.6% from 11.2% in the third quarter of 2008.  In the third quarter of this year, the Retail reporting unit added $464,000 of RMR compared to $617,000 in the same quarter a year ago.  As previously reported, the Company expects total RMR additions in 2009 to be lower than additions in 2008 due to fewer opportunities in the current economic environment.  As a result, net costs incurred related to Retail RMR additions were $13.4 million in the third quarter of 2009 compared to $18.2 million for the same period in 2008.

The Wholesale reporting unit ended the third quarter of 2009 with $4.1 million of RMR, up from $4.0 million one year earlier.  Annualized Wholesale attrition in the third quarter was 27.9% compared to 26.4% in the third quarter of 2008.  Effective November 1, 2009, the Wholesale reporting unit entered into an agreement pursuant to which its largest customer, APX, assumed operational control of the Company’s wholesale monitoring center in St. Paul, Minnesota, and the Wholesale unit agreed to license intellectual property and to provide technical support and disaster recovery services through December 31, 2010 to APX for a monthly fee.  Although Wholesale revenue is expected to decline as a result of this arrangement, the change in the relationship will also result in a reduction in cost of revenue and is not expected to cause consolidated operating income and net cash flows to decrease materially through December 31, 2010.

RMR as of September 30, 2009 at the Company’s Multifamily reporting unit was $2.0 million compared to $2.3 million one year earlier as a result of this reporting unit’s strategy of enhancing cash flow by focusing on serving and upgrading existing customers rather than on actively pursuing growth from new customers.

Conference Call and Webcast

Protection One will host a conference call and audio webcast today at 10 a.m. EDT to review these results. The call may be accessed by dialing (888) 298-3442 or (719) 325-2389 (inside the United States and Canada) or via a webcast in the Company’s investor relations section at www.ProtectionOne.com. The reference code associated with the call is 8156495.

A webcast replay will be available shortly after the call at www.ProtectionOne.com. A telephonic replay of the call also will be available through Nov. 13, 2009. To listen to the telephonic replay, dial (888) 203-1112 and enter the following passcode: 8156495.

Forward-looking Statements: Certain matters discussed in this news release are “forward-looking statements.”  The Private Securities Litigation Reform Act of 1995 has established that these statements qualify for safe harbors from liability.  Forward-looking statements may include words or phrases such as “we believe,” “we anticipate,” “we expect” or words of similar meaning or their negatives.  Forward-looking statements may describe our future plans, objectives, expectations or goals, including, but not limited to, with respect to our earnings and financial condition, RMR additions, attrition, investment in acquiring new customers, debt levels, liquidity and our plans to amend our credit facility and redeem our Senior Secured Notes. Our actual results may differ materially from those discussed here as a result of numerous factors, including, but not limited to, our substantial debt obligations, net losses and competition.  See our Quarterly Report on Form 10-Q for the period ended September 30, 2009, which is expected to be filed with the SEC on November 9, 2009, and our Annual Report on Form 10-K for the year ended December 31, 2008, which was filed with the SEC on March 16, 2009, for a further discussion of factors affecting our performance.  Protection One disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this news release.

Protection One is one of the largest vertically integrated national providers of sales, installation, monitoring, and maintenance of electronic security systems to homes and businesses and has been recognized as one of “America’s Most Trustworthy Companies” by Forbes.com. Network Multifamily, Protection One’s wholly owned subsidiary, is the largest security provider to the multifamily housing market. The Company also owns the nation’s largest provider of wholesale monitoring services, the combined operations of CMS and Criticom International. For more information about Protection One, visit www.ProtectionOne.com.

PROTECTION ONE, INC.

and Subsidiaries

Condensed Consolidated Statements of Operations and Comprehensive Income (Loss)

(unaudited)

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
(in thousands, except per share amounts)	2009	2008	2009	2008
Revenue
Monitoring and related services	$82,433	$84,192	$248,647	$250,020
Installation and other	10,127	9,864	29,061	28,014
Total revenue	92,560	94,056	277,708	278,034

Cost of revenue (exclusive of amortization and depreciation shown below):
Monitoring and related services	25,875	27,948	76,943	83,766
Installation and other	12,393	13,194	36,412	36,166
Total cost of revenue (exclusive of amortization and depreciation shown below)	38,268	41,142	113,355	119,932

Selling	12,903	14,647	38,440	42,133
General and administrative	17,155	20,442	59,396	59,551
Amortization and depreciation	12,580	16,431	37,529	50,065
Impairment of Tradename	—	475	—	475
Total operating expenses	42,638	51,995	135,365	152,224
Operating income	11,654	919	28,988	5,878

Other expense (income)
Interest expense	11,529	12,219	33,846	36,876
Interest income	(13)	(175)	(41)	(752)
Loss on retirement of debt	—	—	—	12,788
Other	—	(31)	—	(77)
Total other expense	11,516	12,013	33,805	48,835
Income (loss) before income taxes	138	(11,094)	(4,817)	(42,957)

Income tax expense	260	50	641	354
Net loss	$(122)	$(11,144)	$(5,458)	$(43,311)

Other comprehensive income (loss), net of tax
Unrealized gain (loss) on cash flow hedging instruments	517	(1,120)	2,011	1,004
Comprehensive income (loss)	$395	$(12,264)	$(3,447)	$(42,307)

Basic and diluted net loss per common share (a)	$(0.00)	$(0.44)	$(0.22)	$(1.71)

Weighted average common shares outstanding	25,329	25,311	25,321	25,308

(a) - Options are not included in the computation of diluted loss per share because to do so would have been antidilutive for each of the periods presented.

PROTECTION ONE, INC.

and Subsidiaries

Supplemental Financial Information

(unaudited)

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
(in thousands)	2009	2008	2009	2008
Segment Information

Retail
Revenue
Monitoring and related services	$62,464	$64,013	$189,234	$191,262
Installation and other	9,755	9,546	27,665	27,039
Total revenue	72,219	73,559	216,899	218,301

Cost of revenue (exclusive of amortization and depreciation shown below):
Monitoring and related services	16,923	18,737	50,823	57,027
Installation and other	11,637	12,535	34,017	34,306
Total cost of revenue (exclusive of amortization and depreciation shown below)	28,560	31,272	84,840	91,333

Selling	12,395	13,836	36,535	39,121
General and administrative	13,458	15,514	47,606	45,938
Amortization and depreciation	10,520	12,968	31,332	39,546
Total operating expenses	36,373	42,318	115,473	124,605

Operating income (loss)	$7,286	$(31)	$16,586	$2,363
Operating margin	10.1%	0.0%	7.7%	1.1%

Wholesale
Revenue
Monitoring and related services	$13,180	$12,574	$38,491	$35,761
Other	187	184	515	646
Total revenue	13,367	12,758	39,006	36,407

Cost of revenue (exclusive of amortization and depreciation shown below):
Monitoring and related services	7,096	7,189	20,724	20,928

Selling	304	466	1,320	1,800
General and administrative	2,255	2,655	7,139	7,289
Amortization and depreciation	1,201	1,925	3,605	5,913
Total operating expenses	3,760	5,046	12,064	15,002

Operating income	$2,511	$523	$6,218	$477
Operating margin	18.8%	4.1%	16.0%	1.3%

Multifamily
Revenue
Monitoring and related services	$6,789	$7,605	$20,922	$22,997
Installation and other	185	134	881	329
Total revenue	6,974	7,739	21,803	23,326

Cost of revenue (exclusive of amortization and depreciation shown below):
Monitoring and related services	1,856	2,022	5,396	5,811
Installation and other	756	659	2,395	1,860
Total cost of revenue (exclusive of amortization and depreciation shown below)	2,612	2,681	7,791	7,671

Selling	204	345	585	1,212
General and administrative	1,442	2,273	4,651	6,324
Amortization and depreciation	859	1,538	2,592	4,606
Impairment of Tradename	—	475	—	475
Total operating expenses	2,505	4,631	7,828	12,617

Operating income	$1,857	$427	$6,184	$3,038
Operating margin	26.7%	5.5%	28.4%	13.0%

PROTECTION ONE, INC.

and Subsidiaries

Supplemental Financial Information (cont.)

(unaudited)

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
(in thousands)	2009	2008	2009	2008
Supplemental Financial Information

FAS 123(R) Expense in G&A
Retail	$71	$376	$424	$1,090
Wholesale	—	—	—	—
Multifamily	—	—	—	—
FAS 123(R) expense in G&A	71	376	424	1,090

Amortization of Deferred Costs in Excess of Amort. of Deferred Rev.
Retail	$6,984	$7,994	$21,437	$21,316
Wholesale	—	—	—	—
Multifamily	561	521	1,771	1,499
Amortization of deferred costs in excess of amort. of deferred rev.	7,545	8,515	23,208	22,815

Investment in New Accounts and Rental Equipment, Net
Retail	$6,059	$9,409	$17,296	$29,248
Wholesale	—	—	—	—
Multifamily	237	1,316	1,516	3,012
Investment in new accounts and rental equipment, net	6,296	10,725	18,812	32,260

Property Additions, Exclusive of Rental Equipment, Net
Retail	$652	$1,223	$3,030	$4,343
Wholesale	216	819	620	1,407
Multifamily	—	315	—	433
Property additions, exclusive of rental equipment, net	868	2,357	3,650	6,183

PROTECTION ONE, INC.

and Subsidiaries

Supplemental Financial Information (cont.)

(unaudited)

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
(in thousands)	2009	2008	2009	2008
Supplemental Financial Information (Non-GAAP)

Recurring Monthly Revenue (RMR)	$26,327	$26,883	$26,327	$26,883

RMR Rollforward - Retail
Beginning RMR	$20,297	$20,572	$20,543	$20,628
RMR additions from direct sales	454	594	1,335	1,784
RMR additions from account purchases	10	23	35	29
RMR losses	(705)	(749)	(2,070)	(2,111)
Price increases and other	127	111	340	221
Ending RMR	$20,183	$20,551	$20,183	$20,551

RMR Rollforward - Wholesale
Beginning RMR	$4,143	$3,965	$3,998	$3,615
RMR additions from direct sales	275	337	883	1,107
RMR losses	(289)	(264)	(752)	(694)
Price increases and other	—	—	—	10
Ending RMR	$4,129	$4,038	$4,129	$4,038

RMR Rollforward - Multifamily
Beginning RMR	$2,044	$2,378	$2,205	$2,463
RMR additions from direct sales	39	24	87	86
RMR losses	(70)	(124)	(288)	(308)
Price increases and other	2	16	11	53
Ending RMR	$2,015	$2,294	$2,015	$2,294

RMR Rollforward - Consolidated
Beginning RMR	$26,484	$26,915	$26,746	$26,706
RMR additions from direct sales	768	955	2,305	2,977
RMR additions from account purchases	10	23	35	29
RMR losses	(1,064)	(1,137)	(3,110)	(3,113)
Price increases and other	129	127	351	284
Ending RMR	$26,327	$26,883	$26,327	$26,883

	Annualized Three Months		Twelve Months
	Ended September 30,		Ended September 30,
RMR Attrition	2009	2008	2009	2008

RMR Attrition - Gross
Retail	13.9%	14.6%	13.7%	13.6%
Wholesale	27.9%	26.4%	24.2%	23.4%
Multifamily	13.8%	21.2%	19.0%	15.2%

RMR Attrition - Net (a)
Retail	10.6%	11.2%	10.6%	10.3%

(a) Attrition excluding price decreases and net of new owners and relocation accounts

	September 30,	September 30,
Monitored Sites	2009	2008

Retail Monitored Sites	548,444	582,293

Wholesale Monitored Sites	1,054,302	1,004,947

Multifamily Monitored Sites	216,679	254,840

PROTECTION ONE, INC.

and Subsidiaries

Non-GAAP Reconciliations

(unaudited)

Recurring Monthly Revenues (RMR)

RMR is the sum of all the monthly revenue we are entitled to receive under contracts with customers in effect at the end of a period.

A reconciliation of RMR to Protection One, Inc.’s reported total revenue follows:

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
(in thousands)	2009	2008	2009	2008

RMR at September 30	$26,327	$26,883	$26,327	$26,883
Amounts excluded from RMR:
Amortization of deferred revenue	1,285	1,211	1,285	1,211
Installation and other revenue (a)	3,267	3,232	3,267	3,232
Revenue (GAAP basis)
September	$30,879	$31,326	$30,879	$31,326
July - August (QTD)	61,681	62,730	—	—
January - August (YTD)	—	—	246,829	246,708
Total period revenue	$92,560	$94,056	$277,708	$278,034

(a)   Revenue that is not pursuant to periodic contractual billings

The Company believes the presentation of RMR is useful to investors because the measure is widely used in the industry to assess the amount of recurring revenues from customer fees produced by a monitored security alarm company such as Protection One, Inc.  Management monitors RMR, among other things, to evaluate the Company’s ongoing performance.

Adjusted EBITDA

A reconciliation of Adjusted EBITDA to Protection One, Inc.’s reported loss before income taxes follows:

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
(in thousands)	2009	2008	2009	2008

Income (loss) before income taxes	$138	$(11,094)	$(4,817)	$(42,957)
Plus:
Interest expense, net	11,516	12,044	33,805	36,124
Amortization and depreciation expense	12,580	16,431	37,529	50,065
Amortization of deferred costs in excess of amort. of deferred revenue	7,545	8,515	23,208	22,815
Stock based compensation expense	71	376	424	1,090
Other costs	20	374	801	685
Loss on retirement of debt	—	—	—	12,788
Impairment of Tradename	—	475	—	475
Less:
Other income	—	(31)	—	(77)
Adjusted EBITDA	$31,870	$27,090	$90,950	$81,008

Adjusted EBITDA is used by management and reviewed by the Board of Directors in evaluating segment performance and determining how to allocate resources across segments for investments in customer acquisition activities, capital expenditures and spending in general.  The Company believes it is also utilized by the investor community which follows the security monitoring industry.  Adjusted EBITDA is useful because it allows investors and management to evaluate and compare operating results from period to period in a meaningful and consistent manner in addition to standard GAAP financial measures.  Specifically, Adjusted EBITDA allows the chief operating decision maker to evaluate segment results of operations, including operating performance of monitoring and service activities, effects of investments in creating new customer relationships, and sales and installation of security systems, without the effects of non-cash amortization and depreciation.  This information should not be considered an alternative to any measure of performance as promulgated under GAAP, such as income (loss) before income taxes or cash flow from operations.  Items excluded from Adjusted EBITDA are significant components in understanding and assessing the consolidated financial performance of the Company.  See the table above for the reconciliation of Adjusted EBITDA to consolidated income (loss) before income taxes.  The Company’s calculation of Adjusted EBITDA may be different from the calculation used by other companies and comparability may be limited.

Net Debt Reconciliation

	September 30,	December 31,
(in thousands)	2009	2008

Senior Credit Agreement, maturing March 31, 2012, variable	$289,500	$291,750
Senior Secured Notes, maturing November 15, 2011, fixed 12.00%, face value	115,345	115,345
Unsecured Term Loan, maturing March 14, 2013, variable	110,340	110,340
Capital leases	3,919	5,140
	$519,104	$522,575

Less cash and cash equivalents	(76,608)	(38,883)
Net Debt	$442,496	$483,692

Net Debt is utilized by management as a measure of the Company’s financial leverage and the Company believes that investors also may find Net Debt to be helpful in evaluating the Company’s financial leverage.  This supplemental non-GAAP information should be viewed in conjunction with the Company’s consolidated balance sheets in the Company’s report on Form 10-Q for the period ended September 30, 2009.  While not included in Net Debt, the Company also had notes receivable due from its Wholesale dealers of approximately $3.6 million and $4.2 million as of September 30, 2009 and December 31, 2008, respectively.